Exhibit 10.1

June 8, 2026

Dear Christiane:

This Director Offer Letter sets forth the terms and conditions of your appointment to serve as a director (“Director”) on the board of directors (the “Board”) of Shake Shack Inc. (the “Company”) and to serve as a member of the Nominating & Corporate Governance Committee of the Board (the “Committee”), effective as of July 2, 2026 (the “Effective Date”).

As a Director, you will be expected to attend at least four (4) Board and four (4) Committee meetings each service year1 and shall have such other duties and responsibilities as are customarily associated with this position. You will serve on the Board until such time that either you or the Company terminates your service or unless you are not re-elected to the Board at the Annual General Meeting of Stockholders in June 2029.

As consideration for your service on the Board and the Committee, you will be eligible to receive annual cash compensation in the amount of Eighty Thousand Dollars ($80,000) and an annual equity award valued at One Hundred Forty Thousand Dollars ($140,000) each service year, totaling Two Hundred Twenty Thousand Dollars ($220,000). You may elect (i) to receive additional equity in lieu of some or all of the cash portion of your compensation and/or (ii) to defer the vesting of the equity portion of your compensation.

Notwithstanding the above, for the current service year, your (i) cash compensation will be Sixty Thousand Dollars ($60,000) and (ii) equity award value will be One Hundred and Twenty-Eight Thousand and Three Hundred and Thirty-Three Dollars and Thirty-Three Cents ($128,333.33), which reflects eleven-twelfths of the annual director equity award that is otherwise awarded in June.

You will also be entitled to coverage under the Company’s directors and officers liability insurance policy.

During your tenure as a Director, you will at all times and for all purposes be acting as an independent contractor and not as an employee of the Company. Accordingly, you will not be eligible to participate in employee benefit plans provided by the Company to its employees and the Company will not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes. Director compensation is established by the Board and so, notwithstanding this letter, it may be revised at any time and from time to time.

Following your receipt of this Director Offer Letter, you will receive from Ron Palmese, Chief Legal Officer, a number of documents to review and/or complete, which are set forth in Schedule 1 hereto. You will also receive onboarding materials, which will include among other things, key dates and board and management profiles. Mr. Palmese will be your primary contact in the weeks ahead; if you have any questions once you receive them, please do not hesitate to reach out to him.

Please confirm that the foregoing reflects your understanding by signing and returning this letter to me, with a copy to Mr. Palmese. We are glad to have you aboard and look forward to working together. Please feel free to contact me should you wish to discuss any aspect of your service on the Company’s Board.

Sincerely,
/s/ Daniel Meyer
Daniel H. Meyer, Chairman

Accepted & Agreed:
/s/Christiane Pendarivs
Christiane Pendarvis
Date: June 9, 2026

1 Each service year runs from the start of Q2 in a given year through the end of Q1 in the following year.

Schedule 1

New Director Documents

Documentation	Action Requested
Director Offer Letter	Review and complete by June 10, 2026
NDA	Review and complete by June 10, 2026
Director Questionnaire	Review and complete by June 10, 2026
Investments and Directorships Questionnaire	Review and complete by June 10, 2026
E&Y Questionnaire	Review and complete by June 10, 2026
Section 16 Filer POA	Review and complete by June 24, 2026
Provide EDGAR Filing Codes	Provide by June 24, 2026
Compensation Election Cover Letter	Review by July 2, 2026
Compensation Election Form	Review and complete by July 2, 2026
RSU Settlement Deferral Cover Letter	Review by July 2, 2026
RSU Settlement Deferral Election Form	Review and complete by July 2, 2026
Indemnification Agreement	Review and complete by July 2, 2026
Headshot	Provide by July 2, 2026
W-9	Complete by July 2, 2026